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                                                                    EXHIBIT 8.01



                                 March 5, 1998


Merrill Lynch Investment Partners Inc.
General Partner of
ML JWH Strategic
Allocation Fund L.P.
Merrill Lynch World Headquarters
South Tower, 6th Floor
World Financial Center
New York, New York 10080-6106

        Re: Registration Statement on Form S-1
            ----------------------------------

Dear Sir or Madam:

        We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, of the Registration Statement on Form S-1, to be filed with the SEC on or about March 6, 1998 (the "Registration Statement"), of ML JWH Strategic Allocation Fund L.P. (the "Fund"), a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act, and ML JWH Strategic Joint Venture LLC, a limited liability company organized under the Delaware Limited Liability Company Act.

        We have reviewed such data, documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion.
Based upon the foregoing, we hereby confirm our opinion that the description set forth under the caption "Tax Consequences" in the Prospectus (the "Prospectus") constituting a part of the Registration Statement correctly describes (subject to the uncertainties referred to therein) the material aspects of the United States federal income tax treatment to a United States individual taxpayer, as of the date hereof, of an investment in the Fund.


                          Very truly yours,

                          SIDLEY & AUSTIN